Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”), dated as of May 3, 2022 (the “Effective Date”), is made between Tripadvisor LLC, a Delaware limited liability company with an address of 400 First Avenue, Needham, MA 02494 (the “Company”), and Stephen Kaufer (“Co-Founder”).

WHEREAS, Co-Founder is currently employed by Tripadvisor, Inc., a Delaware corporation (“Tripadvisor”), and its subsidiaries (including the Company), as its President and Chief Executive Officer, pursuant to that certain Employment Agreement between Co-Founder and the Company, dated March 31, 2014, as amended effective November 28, 2017, and its Standard Terms and Conditions (collectively referred to as the “Employment Agreement”);

WHEREAS, Co-Founder intends to retire from the Company effective July 1, 2022 (“the Termination Date”);

WHEREAS, in order to facilitate an orderly transition to a successor President and Chief Executive Officer of the Company (the “Executive”), the Company desires to engage Co-Founder as an independent contractor after the Termination Date to perform certain strategic advisory and consulting services (as described in Section 1.1 hereof, the “Services”); and

NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the parties hereto agree as follows:

ARTICLE ONE

CONSULTING SERVICES

1.1
Services to be Performed by Co-Founder. The Company hereby engages Co-Founder, and Co-Founder hereby accepts such engagement, to provide the following Services to the Company on the terms and conditions set forth in this Agreement: Co-Founder will provide strategic advisory and consulting services to the Executive, or other senior executives of the Company or members of the Tripadvisor Board of Directors, as agreed between the Executive and Co-Founder, including with respect to form of deliverables and timing, such services not to exceed ten (10) hours per month.

1.2
Termination of Employment Agreement. The Co-Founder and Company hereby agree that Co-Founder shall retire from the Company, effective July 1, 2022.

ARTICLE TWO

COVENANTS AND WARRANTIES

2.1
Covenants of Co-Founder. Co-Founder agrees and covenants that:

(a)
Co-Founder shall perform all Services in a timely and diligent manner;

(b)
Co-Founder shall continue to comply with the covenants regarding nondisclosure, developments and non-competition contained in Section 2 of the Standard Terms and Conditions contained in his Employment Agreement (defined in Section 3.1 below);

(c)
Co-Founder shall comply with all obligations contained in this Agreement, including Article Six and the attached Exhibit B;

(d)
On the Termination Date, Co-Founder shall tender his resignation with immediate effect from his position as President and Chief Executive Officer of Tripadvisor and the Company and as a member of the Board of Directors of Tripadvisor and any and all positions that he holds with Company entities, with the exception of his role as President and Chairman of the Board of Directors of Tripadvisor Charitable Foundation, and Co-Founder shall cooperate with the Company in taking such actions and signing such documentation as reasonably requested to accomplish same; and

(e)
Following the Termination Date, Co-Founder shall sign a release in the form set forth as Exhibit C attached hereto, on the terms set forth therein.

ARTICLE THREE

COMPENSATION

1.1
Compensation; No Additional Payments or Benefits. During the term of his employment, Co-Founder received equity awards granted on November 28, 2017, February 23, 2021, and December 31, 2021 (the “Equity Awards”), that are based on, or in the form of, Tripadvisor equity pursuant to the Employment Agreement. As of the Termination Date, some of the Equity Awards, as set forth on Exhibit A hereto, will be unvested and would otherwise be forfeited. As consideration for Co-Founder’s Services hereunder and the mutual promises contained herein, including those contained in Article Six and Exhibit B hereto, the Company agrees that any unvested Equity Awards shall continue to vest during the Term of this Agreement in their normal course in accordance with the terms of each Equity Award, and all vested stock options in respect of each Equity Award shall expire either (i) 90 days from the termination of this Agreement or (ii) upon the original expiration date, whichever is earlier. All Equity Awards shall remain subject to the terms of the Tripadvisor, Inc. 2011 Stock and Annual Incentive Plan, the Tripadvisor, Inc. 2018 Stock and Annual Incentive Plan, as applicable, each of which may be amended from time to time. Except as expressly provided herein, nothing in this Agreement is intended to alter the terms of any Equity Award. Co-Founder acknowledges and agrees that the continued vesting for Equity Awards provided hereunder is the only compensation that he will receive for his Services under this Agreement and Co-Founder acknowledges and agrees that he is not entitled to any payments or benefits under the Employment Agreement (other than Accrued Obligations, as defined therein) or the Tripadvisor, Inc. Executive Severance Plan.

1.2
Out-of-Pocket Expenses. The Company will reimburse Co-Founder for any and all reasonable and documented out-of-pocket expenses (including travel, if any, on a pre-approved basis) incurred by Co-Founder in connection with Consultant's performance of the Services hereunder.

ARTICLE FOUR

INDEPENDENT CONTRACTOR

1.1
Co-Founder shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Co-Founder and the Company for any purpose. Co-Founder shall have no authority (and shall not hold himself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

1.2
Co-Founder will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company (or any of its affiliates) to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on Co-Founder’s behalf. Co-Founder shall be responsible for all such taxes or contributions, including penalties and interest.

ARTICLE FIVE

TERM AND TERMINATION

6.1
Term. The Term of this Agreement shall commence on July 2, 2022 and shall continue until July 1, 2024.

6.2
Termination. This Agreement may be terminated by the Company in the event of a material breach by Co-Founder of his obligations under Article 2 hereof, which, if curable, remains uncured after ninety (90) days’ written notice from the Company. In the event of such termination, any unvested Equity Awards will terminate on the date this Agreement terminates.

6.3
Effect of Termination. Upon the expiration or termination of this Agreement, each party shall be released from all obligations hereunder except those arising under Section 5.2 and Articles 2, 6 and 7. Upon the termination of this Agreement, Co-Founder shall promptly surrender and deliver to the Company all documents and materials of any nature provided to Co-Founder by the Company and any other documents or materials of any nature from any source pertaining to Co-Founder's performance of Services hereunder. Co-Founder shall have no claim against the Company for lost profits or any other damages that may arise as a result of termination.

ARTICLE SIX

Nondisclosure, Developments and Non-Competition

6.1 Co-Founder acknowledges that during the Term, he will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company. As a result, to protect the Company’s substantial investment of time and money in the creation and maintenance of its confidential information and goodwill with its customers, clients, and collaborators, this Agreement is contingent upon Co-Founder’s signing the Company's Non-Disclosure, Developments and Non-Competition Agreement contained in Exhibit B hereto (the “NDA

Agreement”) and his continued willingness to abide by its terms. Co-Founder acknowledges and agrees that the promises contained in the NDA Agreement are in addition to any covenants relating to the same or similar conduct in the Employment Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7
1.1
Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

1.2
Entire Agreement. This Agreement (including the Exhibits hereto), together with the Employment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties (whether written or oral) relating to said subject matter. For the avoidance of any doubt, nothing in this Agreement or any exhibit, including the NDA Agreement, is intended to supersede or alter any post-termination obligation that Co-Founder may owe to Company pursuant to the restrictive covenants contained in his Employment Agreement.

1.3
Amendments. This Agreement may not be released, discharged, amended, or modified in any manner except by an instrument in writing signed by Co-Founder and a duly authorized officer of the Company.

1.4
Assignment. The Company has specifically contracted for the services of Co-Founder and, therefore, Co-Founder may not assign or delegate his obligations under this Agreement, either in whole or in part, without the prior written consent of the Company. Any purported assignment in contravention to the terms here of shall be null and void from the beginning.

1.5
Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

1.6
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

1.7
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without respect to conflict of laws provisions thereof, and the parties hereby submit to the jurisdiction of the Commonwealth of Massachusetts courts.

1.8
Notices. Each party giving any notice or making any request, demand or other material communication pursuant to this Agreement shall give such notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (i) personal delivery, (ii) registered or certified mail, (iii) nationally recognized courier (with all fees prepaid), or (iv) via email. Any such notices required or permitted hereunder sent via methods (ii) or (iii) shall be sent to the respective addresses set forth above, or any other address as any party shall specify in writing from time to time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the dates below.

TRIPADVISOR LLC By: /s/ Seth J. Kalvert Name: Seth J. Kalvert Title: Chief Legal Officer Date: May 3, 2022	CO-FOUNDER /s/ Stephen Kaufer Stephen Kaufer Date: May 3, 2022

EXHIBIT A

EQUITY AWARDS

Grant Date	Grant Type	QTY - Granted	QTY – Unvested as of the Effective Date

11/28/2017	RSU	478,224	239,112
2/23/2021	RSU	13,094	13,094
12/31/2021	RSU	106,382	106,382
11/28/2017	NQ	780,000	390,000
12/31/2021	NQ	110,026	110,026
12/31/2021	NQ	115,200	115,200

EXHIBIT B

Nondisclosure, Developments and Non-Competition Agreement

THIS NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION AGREEMENT, effective as of the date first written below, (this "Agreement"), is between Tripadvisor LLC, a Delaware limited liability company and Stephen Kaufer (hereinafter called the "Signatory") and is made for the express benefit and protection of the Company, and any parent, subsidiary, division, unit or affiliate thereof that Signatory provides services to or that Signatory receives Confidential Information from or about (collectively the “Company Group”).

WHEREAS, the Signatory is about to become a consultant to the Company pursuant to a Consulting Services Agreement; and

WHEREAS, it is a condition precedent to the commencement of the Signatory's association with the Company as a consultant that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereby mutually agree as follows:

1. Confidential Information.

(a)
For purposes of this Agreement, the term "Confidential Information" shall mean an item of information, or a compilation of information in any form (tangible or intangible), related to the Company’s business or the business of any affiliated entities (“the Company Group”), that the Company Group has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes but is not limited to: (A) product designs and formulations, un-patented inventions, and trade secrets; (B) information regarding the Company Group's plans for research and development or for new products; (C) engineering or manufacturing information pertaining to the Company Group or any of its operations or products; (D) information regarding regulatory matters pertaining to the Company Group; (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company Group or any proposed acquisition, strategic alliance or joint venture being considered by the Company Group; (F) information regarding the status or outcome of any negotiations engaged in by the Company Group; (G) information regarding the existence or terms of any contract entered into by the Company Group; (H) information regarding any aspect of the Company Group's intellectual property position; (I) information regarding prices or costs of the Company Group; (J) information regarding any aspect of the Company Group's business strategy, including, without limitation, the Company Group's marketing, selling and distribution strategies; (K) information regarding customers or suppliers of the Company Group; (L) information including personnel matters regarding the Company Group's other employees and consultants; (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company Group; (N) information regarding marketing and sales of any actual or proposed product or services of the Company Group; (O) compilations of information which derives its value from the compilation; and (P) any other information that the Company may designate as confidential. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. Signatory acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company, and thus, should be treated as Company’s trade secrets.

(b)
The Signatory acknowledges that, except to the extent otherwise provided below in this Section 1(b) or in Section 1(c) hereof, all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company Group and is to be held in trust by the Signatory for the Company Group's sole benefit. Except as otherwise provided below in this Section 1(b) or in Section 1(c) hereof, the Signatory shall not, at any time (including, without limitation, while providing the Services or after the conclusion of the Term), use for itself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing the Services but only to the extent required or necessary for their performance; and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)
The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties ("Third Party Confidential Information") subject to a duty on the Company's part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the term of the Signatory's association with the Company as an employee, officer and/or director (the "Term") and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 1(c) or in Section 1(d) below. Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, officer and/or director; and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.

(d)
The Signatory's obligations under Sections 1(b) and 1(c) hereof not to use, disclose or communicate Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was or is approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e)
The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality, provided the obligation to such other person is known to the Signatory.

2. Inventions; Assignment.

(a) For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute. For purposes of this Agreement, the term "Assigned Inventions" shall mean (i) any and all Inventions that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory, either alone or together with others, in the course of performing the Services to the Company during the Term (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory at the Company Group's facilities or during regular business hours or utilizing resources of the Company Group) or (ii) any and all Inventions that arise out of or are based upon any Confidential Information. For purposes of this Agreement, the term "Proprietary Rights" shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b) The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Company's right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory's right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 2(b). The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the

Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c) The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

(d) At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Signatory's obligation under this Section 2(d) shall continue after the conclusion of the Term.

(e) By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as its attorney-in-fact for the purpose of executing, in the Signatory's name and on its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 2 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f)
Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the conclusion of the Term), file, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.

(g)
The obligations of the Signatory under this Section are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

(h)
In the event that the Signatory, alone or with others, incorporates into his work for the Company any inventions, copyright eligible works, trade secrets, trademarks or other items of intellectual property that the Signatory owns or controls and that are not assigned to the Company via this Agreement or some prior agreement, then the Signatory hereby grants Company an irrevocable, perpetual, fully paid-up, royalty-free, worldwide license to make, use, sell, reproduce, display, modify, or distribute such item and its derivatives in the Company’s products and services at Company’s discretion and without any obligation to provide attribution, royalties, or other compensation to the Signatory.

3. Non-Competition. In consideration of the good and valuable consideration provided in the Consulting Services Agreement, the receipt and sufficiency of which are hereby acknowledged by Signatory, Signatory hereby agrees and covenants that from the period commencing on July 2, 2022 and continuing until July 1, 2024 (the "Restricted Period"), Signatory shall not, directly or indirectly, engage in, assist or become associated with a Competitive Activity. For purposes of this Section 3: (i) a "Competitive Activity" means any business or other endeavor in any jurisdiction of a kind being conducted by the Company or any of its subsidiaries or affiliates during the Term of the Consulting Services Agreement (or demonstrably anticipated by the Company or its subsidiaries or affiliates), in any jurisdiction; and (ii) Signatory shall be considered to have become "associated with a Competitive Activity" if Signatory becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) Signatory may make and retain investments during the Restricted Period, for investment purposes only, in less than 5% of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Signatory is not otherwise affiliated with such corporation; (ii) Signatory may serve as an employee or partner (or otherwise invest or hold an ownership interest) in an investment firm that has an ownership interest in a partnership, corporation or other organization that is engaged in a Competitive Activity, provided that such ownership interest does not constitute greater than 20% of such investment firm's total assets under management and Signatory is not directly involved with the provision of direction or management of such entity engaged in the Competitive Activity, including the investment decisions thereof; and (iii) Signatory may serve as an employee of or partner (or otherwise hold an ownership interest) in a consultancy or investment bank engaged in providing advisory services to entities engaged in Competitive Activities; provided that Signatory is not directly involved in the provision of the advisory services to such entities engaged in the Competitive Activity.

4. Non-Solicitation of Employees. Signatory recognizes that he will possess Confidential Information about employees, officers, directors, agents, consultants and independent contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Signatory recognizes that the information he will possess about these employees, officers, directors, agents, consultants and independent contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers and will be acquired by Signatory because of Signatory's business position with the Company. Signatory agrees (i) that, during the Restricted Period, Signatory will not, directly or indirectly, hire or solicit or recruit the employment or services of (i.e., whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person's relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment (and any hiring pursuant thereto) shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, further, that the hiring, solicitation or engagement (i.e., on a non-exclusive basis) of third-party professional advisors (e.g., law firms, accountancies) shall not constitute recruitment hereunder and (ii) that Signatory will not convey any Confidential Information or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Signatory's duties hereunder.

5. Non-Solicitation of Customers, Suppliers, Partners. During the Restricted Period, Signatory shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers (including providers of travel inventory) to, business partners of or business affiliates of the Company or any of its subsidiaries or affiliates (collectively, "Trade Relationships") on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.

6. Unique Nature of Agreement; Specific Enforcement. The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company (and, as applicable, the Signatory) is, therefore, without an adequate legal remedy in the event of a violation of any of the covenants set forth in this Agreement. The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company or the Signatory, each of the covenants made by under this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that any person have to post a bond in securing such relief. The parties hereby agree, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that there is an adequate remedy at law.

7. Consideration; Time to Review. Signatory acknowledges and agrees that the vesting of Equity Grants, as described in Article Three of the Consulting Services Agreement constitutes mutually-agreed upon and fair and reasonable consideration for the covenants contained this Agreement, including Sections 3 through 5. Signatory has been advised to consult with a lawyer regarding this Agreement and has been provided at least ten (10) business days before the commencement of the Consulting Services Agreement.

8. Miscellaneous.

8.1. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

8.2. Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

8.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company for no additional consideration and without Signatory’s consent to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). "Affiliate of the Company" means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.

8.4. Jurisdiction and Venue; Waiver of Jury Trial. In case of any dispute hereunder, the parties mutually agree to submit to the exclusive jurisdiction and venue of the Superior Court of Massachusetts sitting in Suffolk County and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Either the civil session or the Business Litigation Session shall have jurisdiction to hear the dispute. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL, WHERE PERMITTED BY LAW.

8.5. Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding choice of law rules thereof.

8.7. Communications With Governmental Entities. Nothing in this Agreement, including but not limited to Sections 1 and 2, prohibits Signatory from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Signatory does not need the prior authorization of the Company to make any such reports or disclosures and Signatory is not required to notify the company that he has made such reports or disclosures.

Further, notwithstanding anything in this Agreement to the contrary, Signatory shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any trade secret of the Company if the disclosure is (a) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

THE SIGNATORY HAS HAD SUFFICIENT TIME TO READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. The parties enter into this Agreement voluntarily and will not claim it was entered into under coercion or duress, or without full knowledge of its terms.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as an instrument under seal as of the date first written below.

ACKNOWLEDGED AND AGREED AS OF THE EFFECTIVE DATE:

Signatory

Sign:

Date:

ACCEPTED:

Tripadvisor LLC

Sign:

Title: ________________________

Date:

EXHIBIT C

GENERAL RELEASE AND WAIVER OF CLAIMS

For good and valuable consideration, as specifically set out in the Consulting Services Agreement, Stephen Kaufer (“Executive”) for himself, and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges Tripadvisor LLC, a Delaware limited liability company (“Company”), its parent company, Tripadvisor, Inc., a Delaware corporation, and each of their subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, and each of its and their present, former and future shareholders, officers, directors, managers, employees, agents, representatives, attorneys, insurers and assigns (collectively, the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which you ever had, or now have, for, upon or by reason of any matter or cause whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to any claims arising or relating to Executive’s employment by the Company, the termination thereof, any contract of employment, or any related matters including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act (“ERISA”) of 1974, Massachusetts General Laws Chapter 151B, the state anti-discrimination laws, the Massachusetts Equal Rights Act (M.G.L. Chapter 93, Section 102), the Massachusetts Civil Rights Act (M.G.L. Chapter 12, Sections 11H & 11I), the Massachusetts Payment of Wages law (M.G.L. Chapter 149, Sections 148 and 150), any whistleblower claims under state or federal law and any other claims under federal or state common law or any other applicable federal, state or local law, statute, regulation or ordinance.

Notwithstanding the foregoing, nothing in the General Release and Waiver of Claims (“Release”) shall preclude Executive from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency or participating in or cooperating with an investigation by the EEOC or equivalent state agency, but Executive agrees that he will not be entitled to any monetary or other relief from the EEOC, state agency or from any Court as a result of litigation brought on the basis of or in connection with such charge, investigation or proceeding.

Further, nothing in this Release prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures.

By signing below, Executive represents that:

(a) The Company has advised Executive to consult with an attorney of his choosing concerning the rights waived in this Release;

(b) Executive has carefully read this document and that Executive is fully aware of the Release’s contents and legal effect, including the waiver of any legal claims under the Age Discrimination in Employment Act;

(c) Executive is voluntarily signing the Release;

(d) Executive understands that he is receiving benefits that Executive would not otherwise be entitled to if he did not sign the Release;

(e) Executive acknowledges that the Company has provided him information in accordance with the Older Workers Benefit Protection Act and that he has carefully considered that information; and

(f)
Executive has been given twenty-one (21) days in which to consider this Release. Even after executing this Release, Executive has seven (7) days after signing to revoke it. The Release will not be effective or enforceable until this seven (7) day period has expired. If Executive chooses to revoke this Release, he must contact Beth Grous, Chief People Officer, in writing at bgrous@tripadvisor.com within the seven-day revocation period to advise her of his decision to revoke the Release.

If the terms of this Release are acceptable, please sign and return it either electronically via DocuSign or hard copy to the Chief People Officer, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494 after the Executive’s Termination Date, but no later than July 6, 2022. Executive may not sign this Release prior to his Termination Date.

Signed this 3rd day of May, 2022.

Stephen Kaufer